Exhibit 99.1

PROS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

•	Record non-GAAP revenue of $55.6 million for the fourth quarter, an increase of 43% over the fourth quarter of 2013.

•	Record 2014 non-GAAP revenue of $193.6 million, an increase of 34% over 2013.

•	Non-GAAP operating income for the fourth quarter of $8.5 million, an increase of 30% over 2013.

•	Non-GAAP earnings per share for the fourth quarter of $0.21, an increase of 31% over 2013.

HOUSTON – February 12, 2015 — PROS Holdings, Inc. (NYSE: PRO), a big data software company, today announced financial results for the fourth quarter and full year ended December 31, 2014.

Total non-GAAP revenue for the fourth quarter of 2014 was $55.6 million, an increase of 43% over the fourth quarter of 2013.

CEO Andres Reiner stated, “We are pleased with our results for the fourth quarter, which capped off a very strong year, and our fourth straight year of more than 20% revenue growth.  Our strategic initiatives to grow and scale the business are paying off.  During the year, we added a record number of new customers, including twice as many new B2B customers than in 2013, while expanding our market opportunity through ongoing innovation and strategic acquisitions. We enter 2015 in a strong position to capitalize on the large market opportunity by continuing to help our customers outperform.”

For the quarter ended December 31, 2014, GAAP revenue was $53.8 million, a 38% increase from $38.9 million for the fourth quarter of 2013. GAAP operating loss was $2.3 million, compared with operating income of $0.7 million in the fourth quarter of 2013. GAAP net loss for the fourth quarter was $17.5 million or $0.60 per share, compared with net income of $0.1 million, or breakeven per share, in the fourth quarter of 2013. GAAP net loss for the fourth quarter of 2014 included a deferred tax asset valuation allowance expense of $16.2 million.

For the quarter ended December 31, 2014, non-GAAP operating income was $8.5 million, compared with $6.5 million in the fourth quarter of 2013. Non-GAAP net income for the fourth quarter of 2014 was $6.4 million, or $0.21 per share, compared with $5.0 million, or $0.16 per share, in the fourth quarter of 2013.

For the year ended December 31, 2014, GAAP revenue was $185.8 million, a 28% increase from $144.8 million for the full year 2013. GAAP operating loss was $22.4 million for the full year 2014, compared with operating income of $3.5 million for the full year 2013. GAAP net loss for the full year 2014 was $36.6 million, or $1.27 per share, including the deferred tax asset valuation allowance expense, compared with net income of $3.4 million, or $0.11 per share, for the full year 2013.

For the year ended December 31, 2014, non-GAAP revenue was $193.6 million, a 34% increase from $144.8 million for the full year 2013. Non-GAAP operating income was $18.3 million, a 16% decrease from $21.9 million for the full year 2013. Non-GAAP net income for the full year 2014 was $11.8 million, or $0.39 per share, compared with $17.5 million, or $0.58 per share, for the full year 2013.

Backlog was $199 million as of December 31, 2014, based upon non-GAAP revenue, as compared with backlog of $181.5 million as of December 31, 2013. The portion of backlog as of December 31, 2014, reasonably expected to be recognized as revenue within the next twelve months is estimated to be $136 million. We believe backlog is less representative of the overall performance of the business, as license revenue at contract, which meaningfully increased throughout 2014, is not included in either year-end backlog or backlog to revenue. For the year ending December 31, 2014, strong sales performance led to total company bookings growth in line with revenue growth, including organic bookings growth significantly greater than organic revenue growth.

2014 and Recent Business Highlights

•	Added a record number of new customers, such as Anixter International, Brasil Foods, Cargill, EOVI MCD, Hub Group, Jet Airways, Qantas Airways, and YRC Worldwide, among others.

•	Expanded relationships with a record number of existing customers, such as Avis Budget Group, Cardinal Health, Etihad Airways, Hertz Corporation, McKesson Corporation, and Mopar, among others.

•	Completed the acquisition of Cameleon Software SA, combining the power of configure-price-quote automation with price optimization to provide an end-to-end sales effectiveness solution.

•	Named a 2015 Elite Winner of the prestigious CRM Watchlist Award, which recognizes companies making a meaningful positive impact on customers with sales and marketing technology.

•	Announced that Stefan B. Schulz will join the company as its new Executive Vice President and Chief Financial Officer.

•	Experienced record B2B attendance at PROS Outperform conferences, where guests heard success stories from numerous PROS customers.

•
Released PROS Cameleon CPQ Fall ’14, the first CPQ solution that unites the power of predictive and prescriptive pricing analytics with simple-to-use configure-price-quote (CPQ) capabilities, enabling sales teams to deliver smarter, faster, winning quotes to customers.

•
Introduced PROS Group Sales Optimizer (GSO), a new solution for customers in the travel industry that incorporates dynamic pricing, revenue management, sales effectiveness, and contract management capabilities to enable real-time booking for groups.

Executive Vice President and Chief Financial Officer Charles Murphy stated, “We are pleased with our results for the fourth quarter, with non-GAAP revenue growing 43% and exceeding our guidance driven by strong sales performance.  We are seeing the benefits of the investments we have been making in innovation and our go-to-market initiatives, and will continue investing to drive growth.  We enter 2015 with strong momentum, and expect bookings growth to outpace revenue growth in 2015. Our first quarter guidance reflects the enterprise seasonality associated with our business."

The attached tables provide a reconciliation of GAAP to non-GAAP revenue, gross profit, income from operations and net income as well as earnings (loss) per share for the quarter and year ended December 31, 2014.

Financial Outlook

Based on information as of today, PROS anticipates the following:

•
Total non-GAAP revenue for the first quarter of 2015 in the range of $47.0 million to $49.0 million, and total non-GAAP revenue for the full year ending December 31, 2015, in the range of $222.5 million to $228.5 million.

•
Non-GAAP operating loss of $1.0 million to $2.5 million and non-GAAP loss per share of $0.04 to $0.07 for the first quarter of 2015, which excludes estimated non-cash share-based compensation charges of approximately $6.5 million, estimated intangible amortization of approximately $1.2 million and amortization of debt discount and issuance costs of approximately $1.5 million.

•	Non-GAAP operating margin for the full year 2015 is expected to be 9.5% to 10%.

•	Non-GAAP estimated tax rate of approximately 36% for both the first quarter and full year 2015.

•	Estimated 29.4 million basic weighted average shares outstanding for the first quarter of 2015 and 31.1 million diluted shares outstanding for the full year 2015.

Conference Call
In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on February 12, 2015, at 4:30 p.m. (ET) to discuss the company’s financial results and business outlook. To access this call, dial (888) 417-8465 (toll-free) or (719) 325-2144, and enter pass code 9386985. Additionally, a live webcast of the conference call will be available in the “Investor Relations” section of the Company’s website at www.pros.com.

Following the conference call, an archived webcast will be available in the “Investor Relations” section of the Company’s website at www.pros.com. A telephone replay will be available until February 19, 2015, at (877) 870-5176 (toll-free) or (858) 384-5517 using the pass code 9386985. An archived webcast of this conference call will also be available in the “Investor Relations” section of the Company’s website at www.pros.com.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a big data software company that helps customers outperform in their markets by using big data to sell more effectively. We apply over two decades of data science experience to unlock buying patterns and preferences within transaction data to reveal which opportunities are most likely to close, which offers are most likely to sell and which prices are most likely to win. PROS offers big data solutions to optimize sales, pricing, quoting, rebates and revenue management across more than 40 industries. PROS has implemented more than 800 solutions in more than 55 countries. The PROS team comprises more than 1,000 people around the world. To learn more, visit www.pros.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ momentum and future financial performance; positioning; management's confidence and optimism; customer successes; the success of our acquisitions of Cameleon Software, SA and SignalDemand, Inc.; partner ecosystem growth; big data solutions to optimize pricing and sales effectiveness solutions demand; business predictability; bookings; shares outstanding and effective tax rate. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the risk that we will face increased competition as part of entering new markets, (b) the risk that the market for PROS’ software does not grow as anticipated, (c) the challenges associated with selling, installing, and delivering PROS' products and services, (d) the impact that a slowdown in the world or any particular economy has on PROS’ business sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (e) the difficulties and risks associated with developing and selling complex new products and enhancements with the technical specifications and functionality desired by customers, (f) the risk that we will be unable to integrate our acquisitions effectively and on the timeline we anticipate, (g) the difficulties of making accurate estimates necessary to complete a project and recognize revenue and risk that PROS’ revenue model will not continue to provide predictability of the PROS business, (h) the risk that PROS will not be able to maintain historical maintenance renewal rates, (i) personnel and other risks associated with growing a business generally, (j) the risk that modification or negotiation of contractual arrangements will be necessary during PROS’ implementations of its solutions, (k) the impact of currency fluctuations on PROS’ results of operations, (l) civil and political unrest in regions in which PROS operates, (m) the risk that reseller and other relationships do not increase sales of PROS’ solutions and (n) the risk that fluctuations in our earnings by jurisdiction could require changes in our valuation allowance against our deferred tax assets resulting in non-cash charges in future periods to our income tax provision and related effective tax rate. Additional information relating to the uncertainty affecting the PROS business is contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income (loss) from operations, bookings, amortization of convertible debt discount and debt issue cost, tax rate, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release. PROS' use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS' industry. PROS has also provided in this release certain forward-looking non-GAAP financial measures, including non-GAAP revenue, non-GAAP income (loss) from operations, and non-GAAP tax rates (collectively the "non-GAAP financial measures") as follows:

Non-GAAP revenue: Business combination accounting principles under GAAP require us to recognize the fair value of software subscription, maintenance and professional services contracts assumed in our acquisitions of SignalDemand, Inc. and Cameleon

Software, SA. A portion of these software subscription and professional services are deferred and typically recognized over the term of the software subscription contract, so our GAAP revenues during the term of the contract after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred software subscription and professional services revenues were not written down to fair value. The revenue for maintenance is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred maintenance revenue was not written down to fair value. The non-GAAP revenue adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Non-GAAP income from operations: Non-GAAP income from operations includes the non-GAAP revenue discussed above and also excludes the impact of non-recurring acquisition-related expenses, stock-based compensation, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs, impairment of internal-use software, as well as the tax consequences associated with the stock-based compensation costs arising from our acquisitions of Signal Demand and Cameleon Software.  The non-GAAP income from operations excludes the following items from non-GAAP estimates:

•
Acquisition-Related Expenses: Acquisition-related expenses include transaction fees, due diligence costs and other one-time direct costs associated with our acquisitions. These amounts are unrelated to our core performance during any particular period and are impacted by the timing and size of the acquisitions. We exclude acquisition-related expenses to provide investors a method to compare our operating results to prior periods and to peer companies because such amounts can vary significantly based on the frequency of acquisitions and magnitude of acquisition expenses.

•
Share-Based Compensation:  Although share-based compensation is an important aspect of compensation for our employees and executives, our share-based compensation expense can vary because of changes in our stock price and market conditions at the time of grant, varying valuation methodologies, and the variety of award types. Since share-based compensation expense can vary for reasons that are generally unrelated to our performance during any particular period, we believe this could make it difficult for investors to compare our current financial results to previous and future periods. Therefore, we believe it is useful to exclude share-based compensation in order to better understand our business performance and allow investors to compare our operating results with peer companies.

•
Amortization of Acquisition-Related Intangibles:  We view amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts, trade names, customer lists and customer relationships, as items arising from pre-acquisition activities determined at the time of an acquisition.  While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.

•
Amortization of Debt Discount and Issuance Costs: Amortization of debt discount and issuance costs are related to our Senior Notes due 2019. These amounts are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

•
Impairment of Internal-Use Software: We review the software that has been capitalized for impairment when events or changes in circumstances indicate the software might be impaired. From time to time, we may determine that an impairment is required under GAAP. Since the impairment of internal-use software can vary for reasons that are generally unrelated to our performance during any particular period, we believe this could make it difficult for investors to compare our current financial results to previous and future periods. Therefore, we believe it is useful to exclude any such impairments in order to better understand our business performance and allow investors to compare our operating results with peer companies.

•
Taxes: We exclude the tax consequences associated with non-GAAP items to provide investors with a useful comparison of our operating results to prior periods and to our peer companies because such amounts can vary significantly. In the fourth quarter of 2014, we concluded that it is more likely than not that we will be unable to fully realize our deferred tax assets and accordingly, established a valuation allowance against those assets. The ongoing impact of the valuation allowance on our non-GAAP effective tax rate has been eliminated to allow investors to better understand our business performance and compare our operating results with peer companies.

Bookings: We define bookings to include all items with a revenue implication, including both new contracts and renewals, that we believe to be firm commitments to provide our software solutions and related services. Bookings by their nature are significantly based on estimates and judgments that we make regarding total contract values, and our bookings growth projections are not meant a substitute measure for revenue in accordance with GAAP. We believe our annual bookings growth projection is useful to investors as an additional means to reflect our annual business performance.
Non-GAAP Tax Rate: The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the excluded tax consequences of the excluded non-GAAP items.  These non-GAAP estimates are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles.
These non-GAAP estimates are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles, and we are unable to reconcile these forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information described above which is needed to complete a reconciliation is unavailable at this time without unreasonable effort.

Investor Contact: PROS Investor Relations
Staci Strauss Mortenson
646-277-1200
Staci.Mortenson@icrinc.com

Media Contact: PROS Public Relations
Yvonne Donaldson
713-335-5310
ydonaldson@pros.com

PROS Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$161,019	$44,688
Accounts and unbilled receivables, net of allowance of $868 and $1,060, respectively	71,095	46,566
Prepaid and other current assets	8,255	6,157
Restricted cash - current	100	39,718
Total current assets	240,469	137,129
Restricted cash - noncurrent	—	100
Property and equipment, net	15,788	15,587
Intangibles, net	20,195	8,232
Goodwill	21,563	7,024
Deferred tax assets - noncurrent, net of valuation allowance	—	10,505
Other long-term assets	2,290	1,251
Total assets	$300,305	$179,828
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and other liabilities	$10,564	$7,839
Accrued liabilities	5,355	5,210
Accrued payroll and other employee benefits	15,154	9,679
Deferred revenue	57,313	42,274
Total current liabilities	88,386	65,002
Long-term deferred revenue	1,121	2,977
Convertible debt, net	110,448	—
Other long-term liabilities	1,351	546
Total liabilities	201,306	68,525
PROS Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized none issued	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 33,477,810 and 32,606,228 shares issued, respectively; 29,060,225 and 28,188,643 shares outstanding, respectively	34	33
Additional paid-in capital	134,375	106,880
Treasury stock, 4,417,585 common shares, at cost	(13,938)	(13,938)
Retained earnings	(19,223)	18,328
Accumulated other comprehensive loss	(2,249)	—
Total stockholders’ equity	98,999	111,303
Total liabilities and stockholders’ equity	$300,305	$179,828

PROS Holdings, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenue:
License	$22,476	$11,072	$58,515	$41,116
Services	10,266	12,474	49,225	48,412
Subscription	6,567	3,357	23,468	9,221
Total license, services and subscription	39,309	26,903	131,208	98,749
Maintenance and support	14,520	11,968	54,621	46,088
Total revenue	53,829	38,871	185,829	144,837
Cost of revenue:
License	40	26	194	282
Services	10,754	8,149	42,358	33,019
Subscription	680	434	3,542	1,595
Total license, services and subscription	11,474	8,609	46,094	34,896
Maintenance and support	2,509	2,160	9,796	8,239
Total cost of revenue	13,983	10,769	55,890	43,135
Gross profit	39,846	28,102	129,939	101,702
Operating expenses:
Selling and marketing	18,866	10,904	62,156	39,478
General and administrative	9,907	6,684	37,761	24,046
Research and development	11,054	8,345	45,370	32,467
Acquisition-related	425	1,496	3,019	2,173
Impairment charge	1,910	—	4,040	—
(Loss) income from operations	(2,316)	673	(22,407)	3,538
Other expense, net	(642)	(115)	(2,651)	(265)
(Loss) income before income tax provision	(2,958)	558	(25,058)	3,273
Income tax (benefit) provision	14,550	419	12,493	(173)
Net (loss) income	$(17,508)	$139	$(37,551)	$3,446
Net loss attributable to non-controlling interest	(49)	—	(907)	—
Net (loss) income attributable to PROS Holdings, Inc.	(17,459)	139	(36,644)	3,446
Net (loss) earnings per share attributable to PROS Holdings, Inc.:
Basic	$(0.60)	$—	$(1.27)	$0.12
Diluted	$(0.60)	$—	$(1.27)	$0.11
Weighted average number of shares:
Basic	29,035,486	28,155,831	28,915,496	28,004,019
Diluted	29,035,486	30,552,645	28,915,496	30,114,373

PROS Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended December 31,
	2014	2013
Operating activities:
Net (loss) income	$(37,551)	$3,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,443	4,307
Amortization of debt discount and issuance costs	329	—
Share-based compensation	22,665	16,272
Excess tax benefits on share-based compensation	—	(2,940)
Tax (shortfall) benefit from share-based compensation	(110)	2,931
Deferred income tax, net	12,638	(2,776)
Provision for doubtful accounts	(192)	300
Impairment charge	4,040	—
Changes in operating assets and liabilities:
Accounts and unbilled receivables	(14,026)	(7,492)
Prepaid expenses and other assets	(3,383)	1,204
Accounts payable and other liabilities	(3,104)	2,885
Accrued liabilities	(1,080)	1,002
Accrued payroll and other employee benefits	3,289	1,050
Deferred revenue	7,796	(3,218)
Net cash provided by operating activities	1,754	16,971
Investing activities:
Purchase of property and equipment	(7,499)	(3,401)
Acquisition of SignalDemand, net of cash acquired	—	(13,102)
Acquisition of Cameleon Software, net of cash acquired	(22,048)	—
Capitalized internal-use software development costs	(2,305)	(2,874)
Change in restricted cash	39,718	(39,389)
Net cash provided by (used) in investing activities	7,866	(58,766)
Financing activities:
Exercise of stock options	1,105	3,327
Excess tax benefits on share-based compensation	—	2,940
Proceeds from employee stock plans	335	—
Tax withholding related to net share settlement of restricted stock units	(13,089)	(3,342)
Increase in Parent's ownership in Cameleon Software	(6,147)	—
Payment of contingent consideration for Cameleon Software	(2,225)	—
Proceeds from issuance of convertible debt, net	138,631	—
Proceeds from issuance of warrants	17,106	—
Purchase of convertible note hedge	(29,411)	—
Net cash provided by financing activities	106,305	2,925
Effect of foreign currency rates on cash	406	—
Net change in cash and cash equivalents	116,331	(38,870)
Cash and cash equivalents:
Beginning of period	44,688	83,558
End of period	$161,019	$44,688

PROS Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)
We use these non-GAAP financial measures to assist in the management of the Company because we believe that this information provides a more consistent and complete understanding of the underlying results and trends of the ongoing business due to the uniqueness of these charges.

	For the Three Months Ended December 31,		Quarter over Quarter	For the Year Ended December 31,		Year over Year
	2014	2013	% change	2014	2013	% change
GAAP revenue	$53,829	$38,871	38%	$185,829	$144,837	28%
Non-GAAP adjustment:
Acquisition-related deferred revenue write-down	1,723	$—		7,790	$—
Non-GAAP revenue	$55,552	$38,871	43%	$193,619	$144,837	34%

GAAP gross profit	$39,846	$28,102	42%	$129,939	$101,702	28%
Non-GAAP adjustments:
Acquisition-related deferred revenue write-down, net of cost of revenue	976	—		4,617	—
Acquisition-related foreign taxes on equity grants	—	—		68	—
Amortization of intangible assets	67	—		276	—
Share-based compensation	923	540		3,469	2,071
Non-GAAP gross profit	$41,812	$28,642	46%	$138,369	$103,773	33%

Non-GAAP gross margin	75.3%	73.7%		71.5%	71.6%

GAAP (loss) income from operations	$(2,316)	$673	(444)%	$(22,407)	$3,538	(733)%
Non-GAAP adjustments:
Acquisition-related deferred revenue write-down, net of cost of revenue	976	—		4,617	—
Acquisition-related expenses	425	1,496		3,019	2,173
Acquisition-related foreign taxes on equity grants	—	—		942	—
Amortization of intangible assets	1,194	68		5,212	68
Accretion expense for acquisition-related contingent consideration	—	—		182	—
Impairment of internal-use software due to acquisition	1,910	—		4,040	—
Share-based compensation	6,286	4,277		22,665	16,099
Total Non-GAAP adjustments	$10,791	$5,841		$40,677	$18,340
Non-GAAP income from operations	$8,475	$6,514	30%	$18,270	$21,878	(16)%

Non-GAAP income from operations % of total revenue	15.3%	16.8%		9.4%	15.1%

PROS Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)
We use these non-GAAP financial measures to assist in the management of the Company because we believe that this information provides a more consistent and complete understanding of the underlying results and trends of the ongoing business due to the uniqueness of these charges.

	For the Three Months Ended December 31,		Quarter over Quarter	For the Year Ended December 31,		Year over Year
	2014	2013	% change	2014	2013	% change
GAAP net (loss) income	$(17,508)	$139	nm	$(37,551)	$3,446	nm
Non-GAAP adjustments:
Total Non-GAAP adjustments affecting income (loss) from operations	10,791	5,841		40,677	18,340
Amortization of debt discount and issuance costs	329	—		329	—
Acquisition-related foreign currency loss	—	—		593	—
Valuation allowance for deferred tax assets	16,179	—		16,179	—
Tax impact related to non-GAAP adjustments	(3,359)	(953)		(8,516)	(4,293)
Non-GAAP net income	6,432	5,027	28%	11,711	17,493	(33)%
Non-GAAP loss attributable to non-controlling interest	(9)	—		(115)	—
Non-GAAP income attributable to PROS Holdings, Inc.	$6,441	$5,027		$11,826	$17,493

Non-GAAP diluted earnings per share attributable to PROS Holdings, Inc.	$0.21	$0.16		$0.39	$0.58

Shares used in computing non-GAAP earnings per share	30,616	30,553		30,417	30,114

Detail of share-based compensation expense:
Cost of revenue	$923	$540		$3,469	$2,071
Selling and marketing	1,264	1,037		5,142	3,834
General and administrative	2,844	1,852		9,375	7,055
Research and development	1,255	848		4,679	3,139
Total share-based compensation expense	$6,286	$4,277		$22,665	$16,099

Detail of amortization of intangible assets:
Cost of revenue	$67	$—		$276	$—
Selling and marketing	503	37		2,361	37
General and administrative	94	—		391	—
Research and development	530	31		2,184	31
Total amortization of intangible assets	$1,194	$68		$5,212	$68